Exhibit (a)(1)(D)
FORM OF FINAL ELECTION CONFIRMATION STATEMENT
(POST-EXPIRATION TIME FOR OFFER PARTICIPANTS)

FORM OF FINAL ELECTION CONFIRMATION STATEMENT
(POST-EXPIRATION TIME FOR OFFER PARTICIPANTS)

To:	[Name]

From:	Newpark Resources, Inc.

Subject:	Statement Regarding Final Election Confirmation Statement (Post-Expiration Time for Offer Participants)
This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offer to Amend”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend.
Pursuant to the Offer, we have accepted your election with respect to the Eligible Portion(s) of your Eligible Option(s) and have amended the applicable exercise price(s) of the Eligible Portion(s) to be the Corrected Exercise Price(s) as set forth below:

Elect to
				Amend		Cash
Eligible			Shares	Entire Eligible	Corrected	Payment
Option		Original	Subject	Portion &	Exercise Price	(Aggregate
(Grant	Original Date	Option	to Eligible	Receive Cash	for Eligible	Price
Number)	of Grant	Exercise Price ($)	Portion (#)	Payment	Portion ($)	Differential) ($)
		$		☐ Yes	$	$
		$		☐ Yes	$	$
		$		☐ Yes	$	$
		$		☐ Yes	$	$
		$		☐ Yes	$	$
		$		☐ Yes	$	$
     Promise to Make Cash Payment: In addition, as a result of the amendment of your Eligible Option(s), you are entitled to receive the Cash Payment(s) described above, payable at such time, and subject to the terms and conditions, as set forth in the Offer to Amend.
     We strongly encourage you to print a copy of this page and keep it for your records.
     This Final Election Confirmation Statement and the Offer to Amend reflect the entire agreement between you and Newpark with respect to the Offer.